TEMPLETON GROWTH FUND, INC.

                             ARTICLES SUPPLEMENTARY
                                       TO
                            ARTICLES OF INCORPORATION


                  Templeton Growth Fund, Inc., a Maryland corporation having its principal office in Baltimore, Maryland (the "Corporation"), hereby certifies in accordance with Section 2-208 and Section 2-208.1 of the Maryland General Corporation Law, to the Department of Assessments and Taxation of the State of Maryland that:

                  FIRST: The Corporation is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act").

                  SECOND: Immediately prior to the effectiveness of these Articles Supplementary, the Corporation had authority to issue a total of One Billion Eight Hundred Million (1,800,000,000) shares of Common Stock, par value of $0.01 per share, having an aggregate par value of Eighteen Million dollars ($18,000,000), of which the Board of Directors had classified:

          (i) One Billion Two Hundred Million (1,200,000,000) shares as "Templeton Growth Fund, Inc. Class A" shares of Common Stock;

          (ii) One Hundred Million (100,000,000) shares as "Templeton Growth Fund, Inc. Class B" shares of Common Stock;

         (iii) Four Hundred Million (400,000,000) shares as "Templeton Growth Fund, Inc. Class C" shares of Common Stock; and

         (iv) One Hundred Million (100,000,000) shares as "Templeton Growth Fund, Inc. Advisor Class" shares of Common Stock.

                  THIRD: The Board of Directors of the Corporation, at a meeting held on October 8, 2001, adopted resolutions increasing the aggregate number of shares of Common Stock that the Corporation has authority to issue from One Billion Eight Hundred Million (1,800,000,000) shares to One Billion Nine Hundred Million (1,900,000,000) shares, designating one additional class of the Corporation's Common Stock as the "Templeton Growth Fund, Inc. Class R" shares, and classifying and allocating One Hundred Million (100,000,000) shares of authorized, unissued and unclassified Common Stock to the "Templeton Growth Fund, Inc. Class R" shares of Common Stock (the "Class R shares").

                  FOURTH: The Class R shares shall represent proportionate interests in the same portfolio of investments as the existing classes of Common Stock of the Corporation. The Class R shares shall have the same preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption as the existing classes of shares of the Corporation, all as set forth in the Corporation's Articles of Incorporation, as amended and supplemented (the "Articles of Incorporation") except for the differences therein or hereinafter set forth:

          1. The dividends and distributions of investment income and capital gains with respect to the Class R shares shall be in such amounts as may be declared from time to time by the Board of Directors, and such dividends and distributions may vary with respect to that class from the dividends and distributions of investment income and capital gains with respect to the other classes of shares of the Corporation's Common Stock, to reflect differing allocations of the expenses of the Corporation among the classes, which may include, without limitation, reductions for payments of fees under any Rule 12b-1 plan adopted for and relating to the Class R shares in accordance with the 1940 Act, and any resultant difference among the net asset value per share of the classes, to such extent and for such purposes as the Board of Directors may deem appropriate. The allocation of investment income and capital gains and expenses and liabilities of the Corporation among its classes of Common Stock, shall be determined by the Board of Directors in a manner that is consistent with any Multiple Class Plan adopted by the Corporation in accordance with Rule 18f-3 under the 1940 Act.

          2. Except as may otherwise be required by law, pursuant to any applicable order, rule or interpretation issued by the Securities and Exchange Commission, or otherwise, the holders of Class R shares of the Corporation's Common Stock shall have: (i) exclusive voting rights with respect to any matter submitted to a vote of stockholders that affects only holders of Class R shares, including, without limitation, the provisions of any plan adopted pursuant to Rule 12b-1 under the 1940 Act (a "12b-1 Plan") for the Class R shares; (ii) voting rights with respect to the provisions of any 12b-1 Plan that may in the future (as a result of any conversion of Class R shares or otherwise) affect Class R shares; and (iii) no voting rights with respect to the provisions of any 12b-1 Plan applicable to any other class of the Corporation's Common Stock or with regard to any other matter submitted to a vote of stockholders which does not affect holders of Class R shares.

                  FIFTH: As supplemented hereby, the Corporation's Articles of Incorporation authorize the issuance of one billion nine hundred million (1,900,000,000) shares of Common Stock, par value of $0.01 per share, having an aggregate par value of nineteen million dollars ($19,000,000), of which the Board of Directors has classified:

          (i) One Billion Two Hundred Million (1,200,000,000) shares as "Templeton Growth Fund, Inc. Class A" shares of Common Stock;

          (ii) One Hundred Million (100,000,000) shares as "Templeton Growth Fund, Inc. Class B" shares of Common Stock;

          (iii) Four Hundred Million (400,000,000) shares as "Templeton Growth Fund, Inc. Class C" shares of Common Stock;

          (iv) One Hundred Million (100,000,000) shares as "Templeton Growth Fund, Inc. Advisor Class" shares of Common Stock; and

          (v) One Hundred Million (100,000,000) shares as "Templeton Growth Fund, Inc. Class R" shares of Common Stock.

                  SIXTH: The total number of shares that the Corporation has authority to issue has been increased by the Board of Directors in accordance with Section 2-105(c) of the Maryland General Corporation Law; and the Class R shares of Common Stock of the Corporation designated and classified pursuant to these Articles Supplementary have been so designated and classified by the Board of Directors under the authority contained in the Corporation's Articles of Incorporation.

                  IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its undersigned authorized officers who acknowledge that these Articles Supplementary are the act of the Corporation, that to the best of their knowledge, information and belief, the matters and facts set forth herein relating to the authorization and approval of these Articles Supplementary are true in all material respects, and that this statement is made under the penalties of perjury.

Presented and witnessed on this 27th day of December, 2001.


                                          TEMPLETON GROWTH FUND, INC.



                                           By:/s/ROBERT C. ROSSELOT
                                              ----------------------------
                                              Robert C. Rosselot
                                              Assistant Secretary



WITNESS:/s/LORI A. WEBER
        ----------------------
        Lori A. Weber
        Assistant Secretary